EXHIBIT 10.1

ASSET SALE AND DEBT ASSIGNMENT AGREEMENT

ASSET SALE AND DEBT ASSIGNMENT AGREEMENT

THIS ASSET SALE AND DEBT ASSIGNMENT AGREEMENT (this “Agreement”), dated as of June 30, 2009, is between Tenshon, Inc., a Nevada corporation (“Seller”) and Allen Dickerson, Ltd., an Arizona limited liability company (collectively, “Buyer”).  Buyer and Seller are sometimes individually referred to as a “Party” and collectively as the “Parties.”

RECITALS

A.           This Agreement contemplates a transaction in which the Buyer will purchase all of the assets of the Seller (as outlined in Exhibit A attached hereto and made a part hereof (the “Assets”) and 37,200,000 shares of Seller’s common stock (the “Stock”) in exchange for the assumption certain of the liabilities of the Seller (as outlined in Exhibit B attached hereto and made a part hereof (the “Debts”).

B.           Seller desires to sell and assign and Buyer desires purchase and assume the Assets and Debts in accordance with, and subject to, the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Purchase and Sale of Assets and Common Stock.  Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer all of the Assets and the Stock at the Closing for the consideration specified below in Section 3.

2.           Assumption of Liabilities.  The Buyer agrees to assume and become responsible for all of the Debts at the Closing.  The Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of the Seller not included on Exhibit B.

3.           Purchase Price.  The Buyer agrees to assume the Debts at the Closing and the value of the Debts in excess of the value of the Assets and the Stock shall be the “Purchase Price”.

4.           Allocation.  The Parties agree to allocate the Purchase Price among the Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit C.

5.           Closing.  The closing of the conversion (the “Closing”) shall occur at the offices of Tenshon, Inc. or as mutually agreed upon by Buyer and Seller.  The date of Closing shall be contemporaneous with the execution of this Agreement.

6.           Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings,

agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

7.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day first above written.

SELLER:		BUYER:

Tenshon, Inc., a Nevada corporation		Allen Dickerson, Ltd., an Arizona limited liability company

By:	/s/ Nathaniel Allen	By:	/s/ Nathaniel Allen
Name:	Nathaniel Allen	Name:	Nathaniel Allen
Title:	Director	Title:	Manager